Exhibit 99.3

Letter to Brokers

FIRST BANCORP.
Offer to Exchange

Up to 256,401,610 shares of Common Stock for any and all of the issued and outstanding shares of:

7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A of
First BanCorp. (“Series A Preferred Stock”) (CUSIP: 318672201),

8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B of
First BanCorp. (“Series B Preferred Stock”) (CUSIP: 318672300),

7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C of
First BanCorp. (“Series C Preferred Stock”) (CUSIP: 318672409),

7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D of
First BanCorp. (“Series D Preferred Stock”) (CUSIP: 318672508), and

7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E of
First BanCorp. (“Series E Preferred Stock”) (CUSIP: 318672607) (collectively, “Preferred Stock”).

The Exchange Offer will expire at 11:59 P.M. New York City time, on August 24, 2010 (the “expiration date”), unless First BanCorp. extends the Exchange Offer or terminates it early. Tendered shares of Preferred Stock may be withdrawn at any time on or prior to the expiration date.

July 16, 2010

To: Brokers, Securities Dealers, Custodians, Commercial Banks, Trust Companies and Other Nominees:

First BanCorp. (“we” or the “Corporation”) is offering to exchange (the “Exchange Offer”), upon and subject to the terms and conditions set forth in the preliminary prospectus dated July 16, 2010 (the “Prospectus”) and the accompanying letter of transmittal, its outstanding shares of Preferred Stock for shares of our common stock, par value $1.00 per share (“Common Stock”). All capitalized terms used herein and not defined herein have the meaning ascribed to them in the Prospectus.

Upon the terms and subject to the conditions described in the Prospectus and the accompanying letter of transmittal, we will issue up to 256,401,610 shares of our Common Stock (the “Maximum Exchange Amount”) in the Exchange Offer for any and all outstanding shares of Preferred Stock. We are requesting that you contact your clients for whom you hold shares of Preferred Stock regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold shares of Preferred Stock registered in your name or in the name of your nominee, or who hold shares of Preferred Stock registered in their own names, we are enclosing the following documents:

1. The Prospectus;

2. The letter of transmittal for your use and for the information of your clients and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

3. A form of letter that may be sent to your clients for whose account you hold Preferred Stock registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4. Return envelopes addressed to BNY Mellon Shareowner Services, the Exchange Agent for shares of Preferred Stock tendered in the Exchange Offer.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of Depository Trust Company (“DTC”) on or prior to the expiration date. Tenders not received by the Exchange Agent on or prior to the expiration date will be disregarded and have no effect.

The DTC participants must electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer their shares of Preferred Stock to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. Through DTC’s ATOP procedures, brokers, securities dealers, custodians, commercial banks, trust companies and other nominees must deliver to the Exchange Agent an electronic message that contains:

•	your client’s acknowledgment and agreement to, and agreement to be bound by, the terms of the accompanying letter of transmittal; and

•	a timely confirmation of book-entry transfer of your client’s shares of Preferred Stock into the Exchange Agent’s account.

DTC will then send an Agent’s Message to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the Exchange Agent and forming a part of the Book-Entry Confirmation (defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering shares of Preferred Stock that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Exchange Offer, as set forth in the Prospectus and the accompanying letter of transmittal and that the Corporation may enforce such agreement against such participant.

In all cases, exchange of shares of Preferred Stock accepted for exchange in the Exchange Offer will be made only after timely receipt by the Exchange Agent or confirmation of book-entry transfer of such shares of Preferred Stock (the “Book-Entry Confirmation”), a properly completed and duly executed accompanying letter of transmittal (or a facsimile thereof or satisfaction of the procedures of DTC) and any other documents required thereby.

We will only make payments to brokers, securities dealers, custodians, commercial banks, trust companies and other nominees or other persons for soliciting acceptances of the Exchange Offer as specified in the Prospectus. We will pay the relevant soliciting dealer a fee not to exceed 0.50% of the aggregate preference liquidation amount of all shares accepted for exchange. In order to be eligible to receive the soliciting dealer fee, a properly completed soliciting dealer form must be received by the Exchange Agent on or prior to the expiration date. Additional details are provided in the Prospectus.

We will, upon request, reimburse brokers, securities dealers, custodians, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Preferred Stock held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all stock transfer taxes applicable to the exchange of Preferred Stock in the Exchange Offer, except as set forth in the letter of transmittal.

Any requests for additional copies of the enclosed materials should be directed to BNY Mellon Shareowner Services, the Information Agent for the Exchange Offer, at its address and telephone number set forth on the front of the letter of transmittal. Holders may also contact UBS Investment Bank, the dealer manager, at the telephone numbers set forth below, or such holder’s broker, securities dealer, custodian, commercial bank, trust company and other nominee, for assistance concerning the exchange offer.

The Exchange Agent for the Exchange Offer is:

BNY Mellon Shareowner Services
In its capacity as the Exchange Agent:
Call Toll-Free (800) 777-3674

By Mail: BNY Mellon Shareowner Services P.O. Box 3301 South Hackensack, NJ 07606 Attention: Corporate Actions Depart	By Hand or Overnight Courier: BNY Mellon Shareowner Services 480 Washington Boulevard Jersey City, NJ 07310 Attention: Corporate Actions Dept., 27th Floor

By Facsimile:
(For Eligible Institutions only)
(201) 680-4626
Confirm Facsimile Transmission: (201) 680-4860

BNY Mellon Shareowner Services
In its capacity as the Information Agent:

BNY Mellon Shareowner Services
480 Washington Boulevard
Jersey City, NJ 07310
Toll Free: (800) 777-3674
Call Collect: (201) 680-6579

The Dealer Manager for the Exchange Offer is:

UBS Investment Bank

677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Liability Management Group
U.S. Toll-Free: (888) 719-4210
Call Collect: (203) 719-4210

Very truly yours,

FIRST BANCORP.

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Corporation or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus or the accompanying letter of transmittal.

Enclosures

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